Exhibit 3.8

ARTICLE X
MEETINGS OF STOCKHOLDERS; CUMULATIVE VOTING

A.
No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the board of directors of the Corporation.

B.
Special meeting of the stockholders of the Corporation for any purpose or purposes may be called at any time by the board of directors of the Corporation, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the bylaws of the Corporation, include the power and authority to call such meetings but such special meetings may not be called by another person or persons.

ARTICLE XI
NOTICE FOR NOMINATIONS AND PROPOSALS

A.
Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the board of directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors. In order for a stockholder of the Corporation to make any such nominations and/or proposals at an annual meeting or such proposals at a special meeting, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation of not less than thirty days or more than sixty days prior to any such meeting; provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (2) the principal occupation or employment of each such nominee, and (3) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

B.
Each such notice given by a stockholder to the Secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (3) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (4) any material interest of the stockholder in such business. Notwithstanding anything in these Articles to the contrary, no business shall be conducted at the meeting except in accordance with the procedures set forth in this Article.

C.
The Chairman of the annual or special meeting of stockholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding adjourned, special or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of stockholders for the purpose of considering such defective nomination or proposal.

ARTICLE XII
DIRECTORS

A.
Present Initial Board of Directors.  As of the date hereof, the board of directors shall consist of the following persons, who shall serve for the number of years set opposite their respective names  and thereafter until their successors are elected and qualify:

Robert E. Chamberlain, Jr.	1 year

Ronald E. Smith	2 years

Eugene L. Butler	3 years

Mary L. Budrunas	3 years

B.
Number; Vacancies.  The number of directors of the Corporation shall be such number, not less than one nor more than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation), as shall be provided from time to time in a resolution adopted by the board of directors, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action.  Exclusive of directors, if any, elected by holders of preferred stock, vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified. The board of directors shall be classified in accordance with the provisions of Section B of this Article XII.

C.
Classified Board.  The board of directors of the Corporation (other than directors which may be elected by the holders of preferred stock) shall be divided into three classes of directors which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, exclusive of directors, if any, elected by holders of preferred stock, with the terms of office of all members of one class expiring each year. Should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I or II as follows: (1) if there shall be an excess of one directorship over the number equally divisible by three, such extra directorship shall be classified in Class I; and (2) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class I and the other in Class II. At the first meeting of the board of directors of the Corporation, directors of Class I shall be elected to hold office for a term expiring at the first annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting of stockholders and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for three-year terms. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

D.
Increase and Reduction in Directors.  Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.  Should the number of directors of the Corporation be increased, other than directors which may be elected by the holders of preferred stock, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

E.
Directors Elected by Preferred Stockholders.  Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall include said directors so elected in addition to the number of directors fixed as provided in this Article XII.  Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the Corporation elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

F.	In furtherance, but not in limitation of the powers conferred by statute, the board of directors is expressly authorized to do the following:

(a) Designate one (1) or more committees, each committee to consist of one or more of the directors of the Corporation and such number of natural persons who are not directors as the board of directors shall designate, which to the extent provided in the Resolution, or in the by-laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation.

(b) As provided by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents or directors shall be deemed void or voidable solely for that reason.  The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.

(c) As provided by Nevada Revised Statutes 78.207, without repeating the section in full here, the board of directors shall have the authority to change the number of shares of any class or series, if any, of authorized stock by increasing or decreasing the number of authorized shares of the class or series and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class or series held by each stockholder of record at the effective date and time of the change by a resolution adopted by the board of directors, without obtaining the approval of the stockholders.

(d) If a proposed increase or decrease in the number of issued and outstanding shares of any class or series would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, then the decrease must be approved by the vote, in addition to any vote required, of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the increase or decrease, regardless of limitations or restrictions on the voting power thereof.  The increase or decrease does not have to be approved by the vote of the holders of shares representing a majority of the voting power in each class or series whose preference or rights are not adversely affected by the increase or decrease.

(e) Special meetings of the stockholders may be called only by the board of directors or a committee of the board of directors that is delegated the power to call special meetings by the board of directors.

(f)  Change the name of the Corporation at any time and from time to time to any name authorized by Nevada Revised Statutes 78.039.

ARTICLE XIII
REMOVAL OF DIRECTORS

Notwithstanding any other provision of these Articles or the bylaws of the Corporation, any director or all the directors of a single class (but not the entire board of directors) of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.  Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XIII shall not apply with respect to the director or directors elected by such holders of preferred stock.

ARTICLE XIV
AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by a vote of two-thirds of the board of directors. Notwithstanding any other provision of these Articles or the bylaws of the Corporation, and in addition to any affirmative vote required by law (and notwithstanding the fact that some lesser percentage may be specified by law), the bylaws shall be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation only by the vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.

ARTICLE XV
AMENDMENT OF ARTICLES OF INCORPORATION

Subject to the provisions hereof, the Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing at any time and from time to time, the provisions set forth in Articles X,XI, XII, XIII and this Article XV may be repealed, altered, amended or rescinded in any respect only if the same is approved by the affirmative vote of the holders of not less than 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).